HQTS: P: (609) 716-4000 • F: (609) 716-4179
195 Clarksville Road • Princeton Junction, NJ 08550
www.mistrasgroup.com

Sotirios J. Vahaviolos, Ph.D.
Founder, Chairman & Chief Executive Officer

October 21, 2015

Dear Mistras Colleagues:

I want to share with you that I have recently been diagnosed with cancer. My diagnosis is positive as the cancer is localized, treatable and curable.

I have already begun treatment, and my doctors have informed me that I can expect to maintain a regular presence in the office and continue to lead the management of Mistras. When any treatment does require my absence occasionally, I have complete confidence that our strong and experienced executive leadership team will continue to manage the day-to-day operations. During those times that I am absent, Dennis Bertolotti will serve as acting CEO, with the support of Jon Wolk for operations. I am also confident that all of you will continue to carry on serving our customers and delivering Mistras’ world class one source asset protection solutions.

Our Board of Directors fully supports our approach to leading the operations during my treatment.

Thank you all for your kind thoughts and prayers and continued support. I will inform you of my progress as appropriate.

Sincerely,
Sotirios J. Vahaviolos, PhD
Chairman of the Board, Chief Executive Officer and President
Mistras Group, Inc.